Eli Lilly and Company
Performance Award
(for Executive Officers)

This Performance Award has been granted on February 9, 2018, for the Award Period of January 1, 2018 through February 1, 2021, by Eli Lilly and Company, an Indiana corporation with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to Grantee.

A. Recitals
Under the 2002 LILLY STOCK PLAN ("2002 Plan"), the Compensation Committee ("Committee") has determined the form of this Performance Award and selected the Grantee, an Eligible Employee of the Company or one of its subsidiaries, to receive a Performance Award for the Award Period January 1, 2018 through February 1, 2021. The applicable terms of the 2002 Plan are incorporated in this Performance Award by reference, including the definitions of terms contained in the 2002 Plan.
B. Performance Award
Lilly grants to the Grantee the right to acquire Lilly Stock by issuance to the Grantee of a number of Performance Shares (determined in accordance with Sections 2 and 3 below) in the form of restricted stock units or in the form of a cash payment (each, as described in Section 6 below), subject to certain restrictions and on the terms and conditions contained in this Performance Award and the 2002 Plan. In the event of any conflict between the terms of the 2002 Plan and this Performance Award, the terms of the 2002 Plan shall govern.
Section 1. Statement of Performance Period and Award Period
The Performance Period shall begin January 1, 2018 and end December 31, 2019. The Award Period shall begin January 1, 2018 and end February 1, 2021.
Section 2. Number of Shares

The target number of Performance Shares for the Award Period shall be determined by the value approved by the Grantee’s supervisor, multiplied by the percentage determined by the Committee to be granted as a Performance Award, divided by the grant fair value determined in accordance with accounting principles currently applicable in the Unites States, rounded to the nearest full share. Target shares are set at an EPS growth rate of 8.10%. The actual cumulative EPS will be used to determine the actual number of Performance Shares awarded at payout, subject to adjustment as provided below in this Section or in Section 8. Grantees may view their Performance Award by logging on to the Merrill Lynch website at http://myequity.lilly.com beginning March 1 of each grant year.
The number of Performance Shares for the Award Period and the cumulative EPS as described in Section 3 below, shall be subject to adjustment in accordance with the provisions of Section 4(b) of the 2002 Plan for certain corporate recapitalizations and other events, and to the extent the Performance Award is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code (“Performance-Based Compensation”), in a manner that will not cause the Performance Award to fail to so qualify. A fractional share resulting from such adjustment shall in the discretion of the Committee either be paid in cash or rounded.
Section 3. Computation of Cumulative EPS
The cumulative EPS for the Performance Period shall be computed in accordance with Section 18 and using the following procedures:

a.
A determination of adjusted consolidated net income ascertained from the Company's audited consolidated financial statements shall be made for each fiscal year in the Performance Period in accordance with accounting principles currently applicable in the United States, adjusted to the extent deemed appropriate by the Committee for any unusual items deemed significant by the Committee; provided, however, to the extent the Performance Award is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code (“Performance-Based Compensation”), no such adjustment shall be made in a manner that will cause the Performance Award to fail to so qualify.

b.
The number of shares of outstanding Lilly Stock used to compute consolidated earnings per share shall be determined as of the end of each fiscal year in the Performance Period on a diluted basis or its equivalent in accordance with accounting principles currently applicable in the United States.

c.
To calculate consolidated earnings per share for each fiscal year in the Performance Period, the adjusted consolidated net income shall be divided by the number of shares of outstanding Lilly Stock as computed in accordance with subsection (b) above and the quotient rounded to the nearest cent.

d.	To determine the cumulative EPS for the Performance Period, the EPS amounts for each fiscal year as determined above shall be added.
Section 4. Determination and Announcement of Award
After the cumulative EPS for the Performance Period is computed, the cumulative EPS and the resulting number of Performance Shares for Grantee (determined in accordance with Sections 2 and 8), together with the Committee’s election between cash and Performance Shares under Section 5, shall be communicated to Grantee.

Section 5. Committee Election to Pay Cash
At any time until the determination of cumulative EPS and the resulting number of Performance Shares, the Committee may, in the case of the Grantee’s termination of employment for one of the reasons set forth in Section 8(c) and if the Committee so elects, determine to pay part or all of any Performance Award in cash in lieu of issuing Performance Shares in the form of restricted stock units. The amount of cash shall be based upon the fair market value of Lilly Stock on a valuation date to be determined by the Committee.
Section 6. Issuance of Performance Shares / Restricted Stock Units
Lilly shall issue to the Grantee the number of Performance Shares determined to be payable under Section 4 in the form of restricted stock units that will be governed by the provisions of Section 10 of the 2002 Plan and as further detailed below, or shall make a cash payment to the Grantee as determined under Section 5, in each case within a sixty day period starting the day after the Performance Period expiration (as stated in Section 1) and ending on the sixtieth day after the Performance Period expiration. In the event Grantee is entitled to a fractional restricted stock unit, the fraction may be paid in cash or rounded, in the Committee’s discretion.

a.
No Shareholder Rights. Any Performance Shares issued to the Grantee in the form of restricted stock units shall not entitle Grantee to any rights of a shareholder of Lilly Stock until such time as the restricted stock units vest and shares of Lilly Stock are issued or transferred to the Grantee in accordance with the terms set forth in this instrument. The rights of Grantee with respect to the shares of Lilly Stock subject to the restricted stock units shall remain forfeitable at all times prior to the date on which the restrictions with respect to the restricted stock units lapse as described in this instrument.

b.
Dividend Equivalent Units. As long as the Grantee holds restricted stock units issued pursuant to this Performance Award, the Company shall accrue for the Grantee, on each date that the Company pays a cash dividend to holders of Lilly Stock, Dividend Equivalent Units equal to the total number of restricted stock units issued to the Grantee under this Performance Award multiplied by the dollar amount of the cash dividend paid per share of Lilly Stock by the Company on such date. Dividend Equivalent Units shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. A report showing the accrued Dividend Equivalent Units shall be sent to the Grantee periodically, as determined by the Company. The accrued Dividend Equivalent Units shall be subject to the same restrictions as the restricted stock units to which the Dividend Equivalent Units relate, and the Dividend Equivalent Units shall be forfeited in the event that the restricted stock units with respect to which such Dividend Equivalent Units were credited are forfeited.

c.
No Trust; Grantee’s Rights Unsecured. Neither this Performance Award nor any action pursuant to or in accordance with this Performance Award shall be construed to create a trust of any kind. The right of Grantee to receive payments of cash or shares of Lilly Stock under this Performance Award shall be an unsecured claim against the general assets of the Company.

d.
Record of the Restricted Stock Units and Dividend Equivalent Units. During the Restriction Period (as defined in Section 9), records of the restricted stock units and accumulated Dividend Equivalent Units will reside in an account at the Company or an Equity Administration Agent designated by the Company.

Section 7. Continued Employment Requirement

If the status of the Grantee as an Eligible Employee, as defined in the 2002 Plan, terminates before the issuance of the restricted stock units then, except as outlined in Section 8(c), all rights of the Grantee under this Performance Award shall terminate. The Company shall incur no liability to Grantee under this Performance Award by terminating Grantee's status as an Eligible Employee whether by action with respect to Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise.
Section 8. Adjustments for Certain Employment Status Changes
The number of Performance Shares described in Section 2 is based on the assumption that the Grantee is an employee in good standing throughout the entire Performance Period. Unless the Committee determines, in its sole discretion, that such adjustments are not advisable after consideration of employment laws in the country where the Grantee resides, the number of Performance Shares shall be adjusted for changes in employment status during the Performance Period as follows:

a.
Leaves of Absence. The number of Performance Shares shall be reduced proportionally for any portion of the total days in the Performance Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b.
Demotions, Disciplinary Actions and Misconduct. The Committee may, at its discretion, cancel this Performance Award or reduce the number of Performance Shares, prorated according to time or other measure as determined appropriate by the Committee, if during any portion of the Performance Period the Grantee has been (i) subject to disciplinary action by the Company or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company.

c.
Qualifying Termination. In the event the Grantee’s employment is subject to a Qualifying Termination (as defined below), the number of Performance Shares shall be reduced proportionally for the portion of the total days during the Performance Period in which the Grantee was not an active employee. Any Performance Shares that have been reduced by operation of this Section 8(c) shall be paid within a sixty day period starting the day after the Performance Period expiration (as stated in Section 1) and ending on the sixtieth day after the Performance Period expiration.

Further, in the event the Grantee’s employment is subject to a Qualifying Termination before the issuance of the restricted stock units, then Lilly may determine to issue the Performance Shares to the Grantee in the form of shares of Lilly stock or in the form of a cash payment as described in Section 5 above, in each case subject to the withholding tax provisions in Section 20 below. In the event Grantee is entitled to a fractional share, the fraction may be paid in cash or rounded, in the Committee’s discretion.
A “Qualifying Termination” means any one of the following:

(i)
retirement as a “retiree,” which is a person who is (i) a retired employee under the Lilly Retirement Plan; (ii) a retired employee under the retirement plan or program of a Lilly subsidiary; or (iii) a retired employee under a retirement program specifically approved by the Committee;

(ii)    death of the Grantee while in the active service of the Company or any subsidiary;

(iii)    termination due to disability;

(iv)	termination resulting directly from the closing of a plant site or other corporate location that directly results in termination of employment;

(v)
termination resulting directly from the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment;

(vi)
termination as a result of the Grantee’s failure to locate a position within the Company or any of its subsidiaries or affiliates following the placement of the Grantee on reallocation or medical reassignment in the United States.

For purposes of this Performance Award, the Committee shall be responsible for approving, in its discretion, what is classified as a Qualifying Termination.
Section 9. Restriction Period for Restricted Stock Units
The period of restriction (“Restriction Period”) applicable to the restricted stock units issued pursuant to this Performance Award shall commence on a valuation date to be determined by the Committee and expire at the close of business on the earlier of the following dates:

a.
the first day of the month following the one-year anniversary of a valuation date to be determined by the Committee; provided, however, that in the event that the restricted stock units constitute an item of non-qualified deferred compensation subject to Section 409A of the Code (“NQ Deferred Compensation”), the date contemplated under this Section 9(a) shall be a date occurring during the second calendar year following the last day of the Performance Period; and

b.
the date of a Qualifying Termination (as defined in Section 8(c) above); provided however, that in the event that the restricted stock units constitute NQ Deferred Compensation, the date shall instead be the date of a Qualifying Termination that also constitutes a “separation from service” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated and other guidance issued thereunder (“Section 409A,” and such separation, a “Section 409A Separation”)).

Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not modify the expiration dates set forth above so as to accelerate the termination of the Restriction Period.
Section 10. Retirement During Restriction Period
In the event the Grantee’s employment is terminated due to retirement as a retiree (as defined in Section 8(c) above) prior to the end of the Restriction Period, the restricted stock units will continue pursuant to the established Restriction Period and Dividend Equivalent Unit accrual schedule. The restricted stock units and Dividend Equivalent Units will be paid in full to the retiree upon the lapse of all restrictions as noted in Section 9.
A Grantee who has not received a year-end individual performance rating and (i) is on employment probation (or its equivalent outside the United States, as determined by the Committee) for unsatisfactory performance and takes retirement in lieu of a termination of employment; or (ii) takes retirement in lieu of termination of employment because of an immediately terminable offense (e.g., absence of three days without notice, insubordination, violation of substance abuse policy, possession of firearms, misconduct) will not be considered to have terminated due to retirement as described herein.

Section 11. Conditions During Restriction Period

a.
During the entire Restriction Period, the employment of the Grantee with the Company (or a subsidiary of the Company) must not terminate except for reasons and under the circumstances specified in Sections 9(b) or 10. "Termination of employment" shall mean the cessation for any reason of the relationship of employer and employee between the Grantee and the Company (or a subsidiary of the Company).

b.
If the Grantee is placed on employment probation (or its equivalent outside the United States, as determined by the Committee) at any time within the Restriction Period, the Grantee will forfeit the next Restricted Stock Unit Award to vest, as determined by the restriction lapse date indicated in each of the Grantee’s unvested Restricted Stock Unit Awards. If one or more Restricted Stock Unit Awards include the same restriction lapse date, all such Awards will be forfeited.

c.
The Committee may, at its discretion, cancel this Performance Award or reduce the number of Performance Shares, prorated according to time or other measure as deemed appropriate by the Committee, if during any portion of the Award Period, the Grantee has been (i) subject to disciplinary action by the Company or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company.

Section 12. Consequences of Breach of Conditions During Restriction Period
If any of the conditions that must continue to be satisfied during the Restriction Period under Section 11 is breached during the Restriction Period, either by act of the Grantee or otherwise, the Grantee, by accepting this Performance Award, agrees that upon such breach all interest of the Grantee in the restricted stock units and associated Dividend Equivalent Units shall terminate and be forfeited. The Committee’s determination shall be final and binding on the Grantee. The Company shall incur no liability to the Grantee under this Performance Award by terminating the Grantee's status as an Eligible Employee, whether by action with respect to the Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not waive the breach of the conditions set forth in Section 11.
Section 13. Committee Election to Pay Restricted Stock Units in Cash
At any time during the Restriction Period or until paid in accordance with Section 14, the Committee may, if it so elects, determine to pay part or all of the restricted stock units in cash in lieu of issuing or transferring shares of Lilly Stock. The amount of cash shall be based upon the fair market value of Lilly Stock at the end of the Restriction Period as outlined in Section 14.
Section 14. Lapse of Restrictions
At the end of the Restriction Period, if the conditions specified in Section 11 have not been breached during the Restriction Period, all restrictions shall terminate. The restricted stock units and accumulated Dividend Equivalent Units shall be paid to Grantee within a sixty day period starting the day after the end of the Restriction Period and ending on the sixtieth day after the end of the Restriction Period, but no later than December 31 of the year in which the Restriction Period ends, as follows:

a.
Lilly shall issue or transfer to the Grantee shares of Lilly Stock or the cash equivalent, as described in Section 13 above, equal to one share per restricted stock unit, subject to the withholding tax provisions in Section 20 below. In the event Grantee is entitled to a fractional share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

b.	Lilly shall pay to the Grantee in cash all accrued Dividend Equivalent Units following deduction for Tax-Related Items in accordance with Section 20 below.
In the event that the Restriction Period ends by reason of death of the Grantee, the payments as described above shall be made to the Successor Grantee. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not direct that the restrictions on the restricted stock unit will lapse other than as expressly set forth in this Performance Award. Notwithstanding the foregoing, if the Grantee is treated as a “specified employee” within the meaning of Section 409A as of the date of any payment hereunder, the commencement of any payment shall be delayed in accordance with Section 21 below.
Section 15. Compensation Recovery
At any time during the three years following the date on which the number of Performance Shares subject to the Performance Award has been determined under Section 4 above, the Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any shares of Lilly stock that have been issued or cash that has been paid pursuant to this Performance Award if:

a. (i)
the number of Performance Shares was calculated based, directly or indirectly, upon the achievement of earnings per share (EPS) that were subsequently the subject of restatement of all or a portion of the Company’s financial statements;

(ii)	the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and

(iii)
the number of Performance Shares that would have been issued or paid to the Grantee had the financial results been properly reported would have been lower than the number of Performance Shares actually issued or the amount of cash actually paid; or

b. the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the company.
Furthermore, in the event the number of any Performance Shares issued pursuant to this Performance Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will:

a.
seek restitution of the shares of Lilly Stock issued or cash paid pursuant to this Performance Award to the extent that the number of shares of Lilly Stock issued or the amount paid exceeded the number of shares of Lilly Stock that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or

b.	issue additional shares of Lilly Stock or make additional payment to the extent that the number of shares of Lilly Stock issued or the amount paid was less than the correct amount.

This Section 15 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
Section 16. Determinations by Committee
Determinations by the Committee pursuant to any provision of the 2002 Plan, pursuant to rules, regulations and procedures adopted by the Committee or pursuant to this instrument, including without limitation (a) the determination of the amount and method of computation of EPS, (b) whether to make an exception to the rule of Section 7 or adjustments under Section 2 or Section 3 or (c) what constitutes “misconduct” for purposes of Section 15 and any other determinations under Section 15, shall be final and binding on the Grantee and any Successor Grantee.
Section 17. Prohibition Against Transfer
The right of a Grantee to receive Performance Shares or payments of shares of Lilly stock or cash under this Performance Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a Successor Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Performance Award. A Grantee may not assign, sell, pledge or otherwise transfer Performance Shares, shares of Lilly Stock or cash to which he or she may be entitled hereunder prior to the transfer of shares of Lilly Stock or payment of cash to the Grantee and any such attempted assignment, sale, pledge or transfer shall be void.
Section 18. Revocation or Modification
This Performance Award shall be irrevocable except that Lilly shall have the right to revoke or modify this Performance Award under Sections 13(e) and/or 13(k) of the 2002 Plan or pursuant to Section 8(b) or Section 11(c) above.
Section 19. Change in Control
The provisions of Section 12(a) of the 2002 Plan apply to the Performance Award with the following modifications:

a.
The only Change in Control event that shall result in a benefit under this Section 19 shall be the consummation of a change in ownership of the Company as defined in Section 12(b)(i) of the 2002 Plan (a “Transaction”) prior to the issuance of Performance Shares in the form of restricted stock units or payment of cash pursuant to Section 6 above.

b.
In the event of a Transaction that occurs prior to the end of the Performance Period, the Grantee will be credited with a Stock Unit Award representing a number of share units with respect to Lilly common stock equal to the Grantee's award opportunity for the Performance Award based on the Company’s expected results for the Performance Period (as determined by the Company’s last approved forecast prior to the consummation of the Transaction, not considering the impact of the Transaction), which shall then be eligible to vest on the last day of the Performance Period, subject to the Grantee’s continued status as an Eligible Employee through the last day of the Performance Period. The Stock Unit Award shall be paid in stock of the acquiring or successor corporation within sixty (60) days following the Performance Period; provided, however, that if the Stock Unit Award constitutes NQ Deferred Compensation, the Stock Unit Award shall instead be paid in the second calendar year following the last day of the Performance Period.

c.	The following provisions shall apply notwithstanding anything to the contrary in Section 19(b):

i.
In the event that (A) the Grantee is subject to a Qualifying Termination prior to the end of the Performance Period or (B) the acquiring entity or successor to the Company does not assume, continue or substitute the Stock Unit Award in connection with the Transaction, then the Company shall pay the Performance Shares credited to the Grantee in the form of shares of Lilly Stock immediately prior to the consummation of the Transaction in order to allow the shares of Lilly Stock to be outstanding and for the Grantee to be eligible to receive the consideration being paid to Lilly shareholders in connection with the Transaction; provided, however, that if the Stock Unit Award constitutes NQ Deferred Compensation and the Transaction is not a “change in control event” within the meaning of Section 409A (a “Section 409A CIC”), then the Grantee shall receive an equivalent amount in cash (based on the fair market value of the Lilly Stock at the time of the consummation of the Transaction) in the second calendar year following the last day of the Performance Period.

ii.
In the event that the acquiring entity or successor to the Company assumes, continues or substitutes the Stock Unit Award issued pursuant to this Section 19 in connection with the Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to the end of the Performance Period, the Stock Unit Award shall vest automatically in full and shall be settled in stock of the acquiring or successor corporation within sixty (60) days of the date of the Covered Termination; provided however, that in the event that the Stock Unit Award constitutes NQ Deferred Compensation, the Stock Unit Award shall instead be settled within sixty (60) days of a Covered Termination that also constitutes Section 409A Separation, but in no event later than December 31 of the year in which the Section 409A Separation occurs.

“Covered Termination” for purposes of this Performance Award shall mean a Qualifying Termination, Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees (as amended from time to time) or any successor plan or arrangement thereto.

d.	The following provisions shall apply to restricted stock units that are issued in payment of Performance Shares:

i.
In the event of a Transaction that occurs prior to the expiration of the Restriction Period and the restricted stock units are not assumed, continued or substituted by the acquiring entity or successor to the Company, the restricted stock units shall vest automatically and shares of Lilly Stock will be issued to the Grantee immediately prior to the consummation of the Transaction in order to allow the shares of Lilly Stock to be outstanding and for the Grantee to be eligible to receive the consideration being paid to Lilly shareholders in connection with the Transaction; provided, however, that if the restricted stock units constitute NQ Deferred Compensation and the Transaction is not a Section 409A CIC then the Grantee shall receive an equivalent amount in cash (based on the fair market value of the Lilly Stock at the time of the consummation of the Transaction) in the second calendar year following the last day of the Performance Period.

ii.
In the event that the acquiring entity or successor to the Company assumes, continues or substitutes the restricted stock units in connection with the Transaction and the Grantee is subject to a Covered Termination prior to the end of the Restriction Period, the restricted stock units shall vest automatically in full and shall be settled in stock of the acquiring or successor corporation within sixty (60) days of the date of the Covered Termination; provided, however, that if the restricted stock units constitute NQ Deferred Compensation, the restricted stock units shall instead vest automatically and be settled in stock of the acquiring or success corporation within sixty (60) days of the date of a Covered Termination that also constitutes a Section 409A Separation, but in no event later than December 31 of the year in which the Section 409A Separation occurs.

If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 19, then references to Lilly Stock in this instrument shall be read to mean stock of the acquiring entity or successor to the Company as and when applicable.
Section 20. Responsibility for Taxes
Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the 2002 Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (a) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Performance Award, including the grant of the Performance Award, the expiration of the Performance Period or the Award Period, the issuance of Performance Shares, the lapse of restrictions applicable to the restricted stock units, the transfer and issuance of shares of Lilly Stock or the receipt of a cash payment in lieu of shares of Lilly Stock, the accrual and payment of Dividend Equivalent Units, the receipt of any dividends and the sale of any shares of Lilly Stock acquired pursuant to this Performance Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.

a.
In the case of any cash payment made to the Grantee pursuant to this Performance Award, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

b.
If the Performance Award is paid in shares of Lilly Stock and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of shares of Lilly Stock to be issued pursuant to the Performance Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in shares of Lilly Stock otherwise issuable to the Grantee pursuant to the Performance Award.

c.
If the Performance Award is paid in shares of Lilly Stock and the Grantee is subject to the short-swing profit rules of Section 16(b) of the 1934 Act, Lilly will withhold in shares of Lilly Stock otherwise issuable to the Grantee pursuant to the Performance Award, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax-Related Items may be satisfied by one or a combination of the methods set forth in Section 20(b)(i) and (ii) above.

Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will not be entitled to the equivalent amount in shares of Lilly Stock. If the obligation for Tax Related Items is satisfied by withholding shares of Lilly Stock as described in Section 20(b)(iii) or Section 20(c) above, for tax purposes, the Grantee will be deemed to have been issued the full number of shares of Lilly Stock to which he or she is entitled pursuant to the Performance Award, notwithstanding that a number of shares of Lilly Stock are withheld to satisfy the obligation for Tax Related Items. Lilly may require Grantee to pay Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Performance Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver shares of Lilly Stock or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 20.
Section 21. Section 409A Compliance
To the extent applicable, it is intended that this Performance Award comply with the requirements of Section 409A, and this Performance Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. Notwithstanding anything elsewhere in this instrument to the contrary, if the Performance Award constitutes NQ Deferred Compensation and the Grantee is treated as a “specified employee” as of the date of any payment pursuant to the Performance Award in connection with the Grantee’s Section 409A Separation , as determined by the Company in accordance with its procedures, then, to the extent required, such payment pursuant to this Performance Award shall be paid on the earliest of (a) the date set forth in Section 8(c) above, (b) the date set forth in Section 9(a) above,(c) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (d) the date of a Section 409A CIC, and (e) the date of the Grantee’s death. This Performance Award is subject to Section 13(k) of the 2002 Plan concerning Section 409A.
Section 22. Grantee’s Acknowledgements
In accepting this Performance Award, the Grantee acknowledges, understands and agrees that:

a.	the 2002 Plan is established voluntarily by Lilly, it is discretionary in nature and may be modified, amended, suspended or terminated by Lilly at any time, as provided in the 2002 Plan;

b.
the Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards even if Performance Awards have been granted in the past;

c.	all decisions with respect to future grants of Performance Awards or other grants, if any, will be at the sole discretion of Lilly;

d.	the Grantee’s participation in the 2002 Plan is voluntary;

e.	the Performance Award and any Performance Shares are not intended to replace any pension rights or compensation;

f.
the Performance Award and any Performance Shares, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

g.
neither the Performance Award nor any provision of this instrument, the 2002 Plan or the policies adopted pursuant to the 2002 Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Performance Award shall not be interpreted to form an employment contract or relationship with Lilly or any subsidiary of Lilly;

h.
the future value of the Performance Shares and any shares of Lilly Stock that may be acquired in connection with this Performance Award is unknown, indeterminable and cannot be predicted with certainty;

i.	the value of any Performance Shares or any shares of Lilly Stock acquired in connection with this Performance Award may increase or decrease, even below the tax valuation price;

j.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Award or any Performance Shares resulting from the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any);

k.
for purposes of the Performance Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to Lilly or a subsidiary of Lilly and the Grantee’s right, if any, to earn and be paid any portion of the Performance Award, the restricted stock units and the Dividend Equivalent Units after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Performance Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence) in accordance with Section 409A;

l.	the Grantee is solely responsible for investigating and complying with any laws applicable to him or her in connection with the Performance Award; and

m.
the Company has communicated share ownership guidelines that apply to the Grantee, and the Grantee understands and agrees that those guidelines may impact any shares of Lilly Stock that may be issued pursuant to this Performance Award.

Section 23. No Advice Regarding Grant
Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the 2002 Plan or the Grantee’s acquisition or sale of the underlying shares of Lilly Stock. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the 2002 Plan before taking any action related to the 2002 Plan.
Section 24. Data Privacy
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Performance Award and any other Performance Award materials by and among, as applicable, the Employer, Lilly, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan.
The Grantee understands that Lilly and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Lilly, details of all Performance Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the 2002 Plan (“Data”).
The Grantee understands that Data will be transferred to Merrill Lynch, KPMG and/or any other stock plan service provider or tax or legal advisor as may be selected by the Company in the future, which is assisting in the implementation, administration and management of the 2002 Plan. The Grantee understands that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares or cash received pursuant to the Performance Award may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the 2002 Plan. The Grantee understands that the Grantee may, at any time, request an equity award transaction statement, request any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee the Performance Award or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the 2002 Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
Section 25. Notices, Electronic Delivery and Participation

Any notice to be given by the Grantee or Successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any Successor Grantee, at the address specified in writing to Lilly by the Successor Grantee.

In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Performance Award and participation in the 2002 Plan by electronic means or request the Grantee’s consent to participate in the 2002 Plan by electronic means. By accepting this Performance Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2002 Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.
Section 26. Waiver
The waiver by Lilly of any provision of this instrument at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this instrument at any subsequent time or for any other purpose.
Section 27. Language
If the Grantee has received this instrument or any other document related to the 2002 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 28. Imposition of Other Requirements
If the Grantee relocates to another country, any special terms and conditions applicable to Performance Awards granted in such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
In addition, the Company reserves the right to impose other requirements on the Performance Award and any shares of Lilly Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 29. Governing Law and Choice of Venue
The validity and construction of this Performance Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Performance Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Performance Award is granted and/or to be performed.
Section 30. Severability and Section Headings
If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Performance Award and the 2002 Plan.
The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
Section 31. Effective Date
The effective date of this instrument shall be the date of grant.
Section 32. Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this instrument, the Performance Award is subject to acknowledgement of acceptance by the Grantee prior to 4:00 PM (EDT) April 30, 2018 through the website of Merrill Lynch, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Performance Award prior to 4:00 PM (EDT) April 30, 2018, the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.

IN WITNESS WHEREOF, Lilly has caused this Performance Award to be executed and granted in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: _________________________
David A. Ricks
Chairman of the Board, President and
Chief Executive Officer